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                                                                    EXHIBIT 99.1


                         CARDIOVASCULAR DYNAMICS, INC.
                      1997 SUPPLEMENTAL STOCK OPTION PLAN


                                  ARTICLE ONE

                                    GENERAL

  I.             PURPOSE OF THE PLAN

                 A. This 1997 Supplemental Stock Option Plan is intended to promote the interests of CardioVascular Dynamics, Inc., a Delaware corporation, by authorizing an additional reserve of shares of the Corporation's common stock for issuance through long-term option grants to be made from time to time to individuals in the employ or service of the Corporation (or any Parent or Subsidiary) who are neither officers of the Corporation nor members of the Board and who are not otherwise Section 16 Insiders.

                 B. The Plan shall become effective immediately upon adoption by the Board on September 23, 1997.

                 C. This Plan shall supplement the authorized share reserve under the Corporation's 1996 Stock Option/Stock Issuance Plan, and share issuances under this Plan shall not reduce or otherwise affect the number of shares of the Corporation's common stock available for issuance under the 1996 Stock Option/Stock Issuance Plan. In addition, share issuances under the 1996 Stock Option/Stock Issuance Plan shall not reduce or otherwise affect the number of shares of the Corporation's common stock available for issuance under this Plan.

                 D. Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

     II.         ADMINISTRATION OF THE PLAN

                 A. The Plan Administrator shall have full power and discretion (subject to the express provisions of the Plan) to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan and to make such determinations under, and issue such interpretations of, the provisions of the Plan and any outstanding option grants thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any outstanding option thereunder.

                 B. The individuals serving as Plan Administrator shall serve for such period as the Board may determine and shall be subject to removal by the Board at any time.
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                 C.       Service as Plan Administrator shall constitute
service as a Board member, and each Board member serving as Plan Administrator shall accordingly be entitled to full indemnification and reimbursement as a Board member for such service. No individual serving as Plan Administrator shall be liable for any act or omission made in good faith with respect to the Plan or any option granted under the Plan.

     III.        ELIGIBILITY

                 A. The persons eligible to participate in the Plan shall be limited to those Employees and independent consultants and advisors in the service of the Corporation (or any Parent or Subsidiary) who are neither officers of the Corporation nor members of the Board and who are not otherwise
Section 16 Insiders at the time of the option grant.

                 B. The Plan Administrator shall have full authority to determine which eligible individuals are to receive option grants under the Plan, the time or times when such grants are to be made, the number of shares to be subject to each such grant, the time or times when each granted option is to become exercisable and the maximum term for which the option may remain outstanding. All options granted under the Plan shall be Non-Statutory Options.

     IV.         STOCK SUBJECT TO THE PLAN

                 A. Shares of Common Stock shall be available for issuance under the Plan and shall be drawn from either the Corporation's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock reserved for issuance over the term of the Plan shall be limited to 90,000 shares, subject to adjustment from time to time in accordance with the provisions of this Section IV.

                 B. Should one or more outstanding options under this Plan expire or terminate for any reason prior to exercise in full (including any option cancelled in accordance with the cancellation-regrant provisions of
Section III of Article Two), then the shares subject to the portion of each option not so exercised shall be available for subsequent issuance under the Plan. Should the exercise price of an outstanding option under the Plan be paid with shares of Common Stock, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of Common Stock actually issued to the holder of such option.

                 C. Should any change be made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan and (ii) the number and/or class of securities and price per share in effect under each option outstanding under the Plan.




                                       2.
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Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.





                                       3.
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                                  ARTICLE TWO

                              OPTION GRANT PROGRAM


       I.        OPTION TERMS

                 Options granted under the Plan shall be authorized by action of the Plan Administrator and shall be evidenced by one or more instruments in the form approved by the Plan Administrator; provided, however, that each such instrument shall comply with the terms and conditions specified below. All such granted options shall be Non-Statutory Options.

                 A.       Exercise Price.

                          1.      The exercise price per share shall be fixed
by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the grant date.

                          2.      Full payment of the exercise price shall
become immediately due upon exercise of the option and shall be payable in one or more of the forms specified below:

                          a.      cash or check made payable to the
                                  Corporation's order,

                          b. shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

                          c. through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (a) a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation in connection with such purchase and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.





                                       4.
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                 Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

                 B. Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing such option. No option shall have a maximum term in excess of ten (10) years. During the lifetime of the Optionee, the option shall be exercisable only by the Optionee and shall not be assignable or transferable except for a transfer of the option effected by will or by the laws of inheritance following the Optionee's death.

                 C.       Effect of Termination of Service.

                          1.      The following provisions shall govern the
exercise of any options held by the Optionee at the time of cessation of Service or death:

                                 a.        Any option outstanding at the time
         of the Optionee's cessation of Service for any reason shall remain exercisable for such limited period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

                                  b.       Any option exercisable in whole or
         in part by the Optionee at the time of death may be subsequently exercised by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution.

                                 c.        During the applicable post-Service
         exercise period, the option may not be exercised in the aggregate for more than the number of shares for which the option is exercisable on the date of the Optionee's cessation of Service. Upon the expiration of the applicable post-Service exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any otherwise exercisable shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee's cessation of Service, terminate and cease to be outstanding for any and all shares for which the option is not otherwise at that time exercisable.

                                  d.       Should the Optionee's Service be
         terminated for Misconduct, then all outstanding options held by the Optionee shall terminate immediately and cease to be outstanding.





                                       5.
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                          2.      The Plan Administrator shall have the
discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

                                 a. extend the period of time for which the option is to remain exercisable following Optionee's cessation of Service or death from the limited period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

                                 b.        permit the option to be exercised,
         during the applicable post-Service exercise period, not only with respect to the number of shares of Common Stock for which such option is exercisable at the time of the Optionee's cessation of Service but also with respect to one or more additional installments for which the option would have become exercisable had the Optionee continued in Service.

                 D. Stockholder Rights. An Optionee shall have none of the rights of a stockholder with respect to any option shares until such person shall have exercised the option, and paid the exercise price for the purchased shares and become the recordholder of those shares.

     II.         CORPORATE TRANSACTION/CHANGE IN CONTROL

                 A. In the event of any Corporate Transaction, each option outstanding at the time but not otherwise fully exercisable shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for all of the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. However, an outstanding option shall NOT become exercisable on such an accelerated basis if and to the extent: (i) such option is, in connection with the Corporate Transaction, to be assumed by the successor corporation (or parent thereof) or (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Corporate Transaction on the shares for which the option is not otherwise at that time exercisable (the excess of the Fair Market Value of those shares over the exercise price payable for such shares) and provides for subsequent payout in accordance with the same exercise/vesting schedule applicable to those option shares or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant.

                 B. The Plan Administrator shall have the discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration of one or more outstanding options upon the occurrence of a Corporate Transaction, whether or not those options are to be assumed in the Corporate Transaction.





                                       6.
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                 C.       Immediately following the consummation of the
Corporate Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

                 D. Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments to reflect such Corporate Transaction shall also be made to (i) the number and/or class of securities available for issuance under the Plan following the consummation of such Corporate Transaction and (ii) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same.

                 E. The Plan Administrator shall have full power and authority to grant options under the Plan which will automatically accelerate in the event the Optionee's Service subsequently terminates by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Corporate Transaction in which those options are assumed and do not otherwise accelerate. Any options so accelerated shall remain exercisable for fully-vested shares until the earlier of (i) the expiration of the option term or (ii) the expiration of the one
(1)-year period measured from the effective date of the Involuntary
Termination.

                 F. The Plan Administrator shall have the discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration of one or more outstanding options in connection with a Change in Control so that each such option shall, immediately prior to the effective date of the Change in Control, become exercisable for all of the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. The accelerated option shall remain exercisable for fully-vested shares until the expiration or sooner termination of the option term. Alternatively, the Plan Administrator may condition such option acceleration upon the termination of the Optionee's Service by reason of an Involuntary Termination within a designated period (not to exceed eighteen
(18) months) following the effective date of the Change in Control. Any option so accelerated shall remain exercisable for fully-vested shares until the earlier of (i) the expiration of the option term or (ii) the expiration of the one (1)-year period measured from the effective date of the Involuntary Termination.

                 G. The grant of options under the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.





                                       7.
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     III.        CANCELLATION AND REGRANT OF OPTIONS

                 The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected Optionees, the cancellation of any or all outstanding options under the Plan and to grant in substitution new options under the Plan covering the same or different numbers of shares of Common Stock but with an exercise price per share not less than the Fair Market Value of the Common Stock on the new grant date.





                                       8.

                                 ARTICLE THREE

                                 MISCELLANEOUS

       I.        FINANCING

                 A. The Plan Administrator may permit any Optionee to pay the option exercise price under the Plan by delivering a promissory note payable in one or more installments. The terms of any such promissory note (including the interest rate and the terms of repayment) shall be established by the Plan Administrator in its sole discretion. Promissory notes may be authorized with or without security or collateral. In all events, the maximum credit available to the Optionee may not exceed the sum of (i) the aggregate option exercise price payable for the purchased shares plus (ii) any Federal, state and local income and employment tax liability incurred by the Optionee in connection with the option exercise.

                 B. The Plan Administrator may, in its discretion, determine that one or more such promissory notes shall be subject to forgiveness by the Corporation in whole or in part upon such terms as the Plan Administrator may deem appropriate.

      II.        AMENDMENT OF THE PLAN

                 The Board has complete and exclusive power and authority to amend or modify the Plan in any or all respects whatsoever. However, no such amendment or modification shall adversely affect rights and obligations with respect to stock options at the time outstanding under the Plan, unless the affected Optionees consent to such amendment.

     III.        TAX WITHHOLDING

                 The Corporation's obligation to deliver shares of Common Stock upon the exercise of stock options under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income tax and employment tax withholding requirements.

       IV.       EFFECTIVE DATE AND TERM OF PLAN

                 A. The Plan shall become effective immediately upon approval by the Board at the September 23, 1997 Board meeting and shall not be subject to stockholder approval.

                 B. The Plan shall terminate upon the earliest of (i) September 22, 2007, (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise of options under the Plan or (iii) the termination of all outstanding options in connection with a Corporate Transaction. If the date of termination is determined under clause
(i) above, then all option grants outstanding on such date shall thereafter continue to have force and effect in accordance with the provisions of the instruments evidencing those grants.





                                       9.
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        V.       USE OF PROCEEDS

                 Any cash proceeds received by the Corporation from the sale of shares pursuant to option grants under the Plan shall be used for general corporate purposes.

       VI.       REGULATORY APPROVALS

                 A. The implementation of the Plan, the granting of any option under the Plan, and the issuance of Common Stock upon the exercise of the stock options granted hereunder shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the stock options granted under it and the Common Stock issued pursuant to it.

                 B. No shares of Common Stock or other assets shall be issued or delivered under this Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any securities exchange on which the Common Stock is then listed for trading.

      VII.       NO EMPLOYMENT/SERVICE RIGHTS

                 Nothing in the Plan shall confer upon the Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee, which rights are hereby expressly reserved by each, to terminate such person's Service at any time for any reason, with or without cause.





                                      10.
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                                    APPENDIX


                 The following definitions shall be in effect under the Plan:

         A.      BOARD shall mean the Corporation's Board of Directors.

         B. CHANGE IN CONTROL shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

                 - the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, or

                - a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

         C.      CODE shall mean the Internal Revenue Code of 1986, as amended.

         D.      COMMON STOCK shall mean the Corporation's common stock.

         E. CORPORATE TRANSACTION shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

                 - a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or

                 - the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.





                                      A-1.
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         F.      CORPORATION shall mean CardioVascular Dynamics, Inc., a
Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of CardioVascular Dynamics, Inc. which shall by appropriate action adopt the Plan.

         H. EMPLOYEE shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

         I. EXERCISE DATE shall mean the date on which the Corporation shall have received written notice of the option exercise.

         J. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                 - If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                 - If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

         K. INVOLUNTARY TERMINATION shall mean the termination of the Service of any individual which occurs by reason of:

                 - such individual's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

                 - such individual's voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate- performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such





                                      A-2.
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         individual's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual's consent.

         L. MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee, any unauthorized use or disclosure by the Optionee of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by the Optionee adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee or other person in the Service of the Corporation (or any Parent or Subsidiary).

         M. NON-STATUTORY OPTION shall mean an option not intended to satisfy the requirements of Code Section 422.

         N. OPTIONEE shall mean any person to whom an option is granted under the Plan.

         O. PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         P. PERMANENT DISABILITY OR PERMANENTLY DISABLED shall mean the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

         Q. PLAN shall mean the Corporation's 1997 Supplemental Stock Option Plan, as set forth in this document.

         R. PLAN ADMINISTRATOR shall mean either the Board or a committee of the Board acting in its administrative capacity under the Plan.

         S. PLAN EFFECTIVE DATE shall mean September 23, 1997, the date on which the Plan was adopted by the Board.

         U. SECTION 16 INSIDER shall mean an officer or director of the Corporation subject to the short-swing profit restrictions of Section 16 of the 1934 Act.





                                      A-3.
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         V.      SERVICE shall mean the performance of services to the
Corporation (or any Parent or Subsidiary) by any person in the capacity of an Employee or an independent consultant or advisor, except to the extent otherwise specifically provided in the applicable stock option agreement.

         W. STOCK EXCHANGE shall mean either the American Stock Exchange or the New York Stock Exchange.

         X. SUBSIDIARY shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.





                                      A-4.